CUSIP No. 719427106	Page 1 of 1 Page

Exhibit 3

CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated Thomas E. Lynch and Scott P. Scharfman, each acting singly, to execute and file on the undersigned’s behalf all Forms 3, 4 and 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Physicians Formula Holdings, Inc. The authority of Thomas E. Lynch and Scott P. Scharfman under this Statement shall continue until the undersigned is no longer required to file any of Forms 3, 4 and 5 and Schedule 13D with regard to the undersigned’s ownership of or transactions in securities of Physicians Formula Holdings, Inc. unless earlier revoked in writing. The undersigned acknowledges that Thomas E. Lynch and Scott P. Scharfman are not assuming any of the undersigned’s responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934.

Dated: November 10, 2008	/s/ Charles M. B. Goldman
Charles M. B. Goldman